As filed with the Securities and Exchange Commission on August 22, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________
HELEN OF TROY LIMITED
(Exact name of registrant as specified in its charter)

BERMUDA	74-2692550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(Address of Principal Executive Offices, Including Zip Code)

Helen of Troy Limited
2025 Stock Incentive Plan
(Full title of the plan)

Tessa Judge, Chief Legal Officer
c/o Helen of Troy Texas Corporation
201 E. Main Street, Suite 300
El Paso, Texas 79901
(Name and address of agent for service)

(915) 225-8000
(Telephone number, including area code, of agent for service)
with a copy to:
Amar Budarapu
Baker & McKenzie LLP
1900 N. Pearl Street, Suite 1500
Dallas, Texas 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), we have omitted from this registration statement the information specified in Part I of Form S-8. We will send or give the documents containing the information specified in Part I of this registration statement to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. We are not filing such documents with the Commission either as part of this registration statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

(a) Our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, filed with the Commission on April 24, 2025;
(b) Our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2025, filed with the Commission on July 10, 2025;
(c) Our Current Report on Form 8-K filed with the Commission on May 6, 2025, August 14, 2025, and August 21, 2025; and
(d) The description of our common shares, par value US$0.10 per share (the “Common Stock”) contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating such description, including without limitation, the description of our Common Stock contained in the Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

We incorporate by reference in this registration statement all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish (but not file) to the Commission will be incorporated by reference into, or otherwise included in, this registration statement.

Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda (as amended, the "Act") provides generally that we, as a Bermuda company, may, subject to our Bye-laws or to any contract or arrangement with an indemnified person, indemnify our directors, officers and auditors against any liability or loss which by virtue of any rule of law would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such officer, director or auditor may be guilty in relation to us. Section 98 further provides that we may indemnify our directors, officers and auditors against any liability incurred against them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Act, and permits the advancement of defense costs on condition that the recipient repays such amounts if an allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our Bye-laws that provide that we will indemnify our officers and directors to the maximum extent permitted under the Act. We have also entered into indemnity agreements with each of our directors and officers that provide them with the maximum indemnification allowed under our Bye-laws and the Act.

Section 98A of the Act also permits us to purchase and maintain insurance for the benefit of our officers and directors covering certain liabilities. We maintain a policy of officers’ and directors’ liability insurance for the benefit of our officers and directors.

The preceding discussion of our Bye-laws, the Act and the indemnity agreements is not intended to be exhaustive and is qualified in its entirety by our Bye-laws, the Act and the indemnity agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
The following are filed as exhibits to this registration statement:

Exhibit No.	Description
4.1	Memorandum of Association of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on December 30, 1993 (Reg. No. 33-73594)).

4.2	Amended and Restated Bye-Laws (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, File No. 001-14669, filed with the Securities and Exchange Commission on June 27, 2016).

5.1*	Opinion of Conyers Dill & Pearman Limited.

10.1†	Helen of Troy Limited 2025 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 21, 2025).

23.1*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

24.1*	Power of Attorney (included on the signature page of this registration statement).

107*	Filing fee table.

* Filed herewith.
† Management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on this 20th day of August, 2025.

HELEN OF TROY LIMITED

By:	/s/ Brian L. Grass
Brian L. Grass
Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Brian L. Grass and Tessa Judge, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as such person may or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Brian L. Grass	Chief Executive Officer and	August 20, 2025
Brian L. Grass	Principal Executive Officer

/s/ Tracy L. Scheuerman	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer	August 20, 2025
Tracy L. Scheuerman

/s/ Timothy F. Meeker	Director, Chairman of the Board	August 20, 2025
Timothy F. Meeker

/s/ Krista L. Berry	Director	August 20, 2025
Krista L. Berry

/s/ Vincent D. Carson	Director	August 20, 2025
Vincent D. Carson

/s/ Thurman K. Case	Director	August 20, 2025
Thurman K. Case

/s/ Tabata L. Gomez	Director	August 20, 2025
Tabata L. Gomez

/s/ Elena B. Otero	Director	August 20, 2025
Elena B. Otero

/s/ Beryl B. Raff	Director	August 20, 2025
Beryl B. Raff

/s/ Darren G. Woody	Director	August 20, 2025
Darren G. Woody